SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2010

MARTEK BIOSCIENCES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-22354	52-1399362
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6480 Dobbin Road Columbia, Maryland	21045	(410) 740-0081
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number including area code)

(Former name or former address, if changed
since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 1 — Registrant’s Business and Operations

Item 1.01.              Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On January 21, 2010, Martek Biosciences Corporation, a Delaware corporation (“Martek”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Pearl, LLC, a Delaware limited liability company and wholly-owned subsidiary of Martek (“Merger Sub”), Charter Amerifit LLC, a Delaware limited liability company, Charter Amerifit Holding Corporation, a Delaware corporation and wholly-owned subsidiary of Charter Amerifit LLC (“CAHC”), Amerifit Brands, Inc., a Delaware corporation and subsidiary of CAHC (“Amerifit”), AB Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of CAHC (“AB Merger Sub”), and AB SR LLC, a Delaware limited liability company formed to serve as agent for the Former Securityholders (as defined below) under the Merger Agreement.  The Merger Agreement provides that, upon the terms and conditions set forth therein, (i) Merger Sub will be merged with and into Charter Amerifit LLC, with Charter Amerifit LLC continuing as the surviving corporation and a wholly-owned subsidiary of Martek (the “Merger”) and (ii) AB Merger Sub will be merged with and into Amerifit, with Amerifit continuing as the surviving corporation and a wholly-owned subsidiary of CAHC (the “Subsidiary Merger”).  As a result of the Merger and the Subsidiary Merger, Amerifit and all of its subsidiaries will become wholly-owned subsidiaries of Martek.  The Merger Agreement and the transactions contemplated thereby have been approved by the board of directors of Martek, Amerifit and CAHC, the members of Charter Amerifit LLC and the stockholders of Amerifit.  Approval by Martek’s stockholders is not required.  A copy of the Merger Agreement is attached hereto as Exhibit 2.1.

Under the terms of the Merger Agreement, upon the closing of the Merger and the Subsidiary Merger, the stockholders  and optionholders of Amerifit and the holders of Charter Amerifit LLC membership interests (collectively, the “Former Securityholders”) will receive, subject to certain adjustments described below, total cash consideration of approximately $200 million (the “Consideration”).  Of this amount, $27 million will be placed into an escrow; $2 million for securing certain post-closing adjustment obligations and $25 million (the “Escrow Amount”) for a period of three years (or longer if claims are pending at the end of three years) as the generally exclusive method of securing certain indemnification obligations of the Former Securityholders; provided that an irrevocable stand-by letter of credit can be substituted for a portion of the Escrow Amount.  The Escrow Amount is subject to reductions of $5 million at each of the first and second anniversaries of the closing of the transaction.  In addition to the Former Securityholders indemnification obligations (as described below), the Consideration is subject to adjustment based on Charter Amerifit LLC’s net debt level and net working capital at closing and any expenses associated with any appraisal proceeding that may be commenced by the stockholders of Amerifit who did not vote in favor of the Subsidiary Merger.

Martek, Charter Amerifit LLC and Merger Sub have made customary representations, warranties and covenants in the Merger Agreement.  The Former Securityholders have agreed to indemnify Martek for breaches of covenants, breaches of representations and warranties (generally until April 30, 2011), and for a 3 year period after closing, certain potential claims related to products sold by Charter Amerifit LLC or its subsidiaries, subject to decreasing incremental caps for each one year time period after closing.  The closing of the Merger and the Subsidiary Merger are subject to customary closing conditions, including the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Credit Facility

On January 21, 2010, Martek entered into a Credit Agreement (the “Credit Agreement”) with Manufacturers and Traders Trust Company (“M&T”), as agent, issuing lender, and lender.  A copy of the Credit Agreement is attached hereto as Exhibit 10.1.  The obligations of Martek are guaranteed by its subsidiaries.

Under the Credit Agreement, upon the consummation of the merger between Charter Amerifit LLC and Merger Sub and satisfaction of certain conditions precedent, Martek  shall receive $75 million pursuant to a term facility (the “Term Loan”) and be able to borrower up to $50 million pursuant to a  revolving credit facility, which may be increased during the term of the facility by up to an additional $50 million subject to certain conditions (the “Revolver”).  The Revolver includes a $15 million letter of credit sub-facility.

The Term Loan will bear interest at the election of Martek at either LIBOR plus up to 3.375% or a base rate plus up to 1.25% depending upon the consolidated leverage ratio during each preceding fiscal quarter. The Revolver will bear interest at the election of Martek at either LIBOR plus up to 3.00% or a base rate plus up to 1.00% depending upon the consolidated leverage ratio during each preceding fiscal quarter.  Initially, the Term Loan and Revolver will bear interest at the highest rate set forth in the Credit Agreement.  The base rate is the higher of M&T’s prime rate, the federal funds rate plus 0.50% or LIBOR plus 1.50%.  LIBOR is the greater of 1.50% per annum or LIBOR at the time of such determination.

The Credit Agreement is secured by certain of Martek and its subsidiary’s assets including accounts receivable, deposit accounts, inventory, and certain software, general intangibles and records pertaining to the foregoing as well as a pledge of 100% of its domestic subsidiaries’ equity.  In certain circumstances, the Credit Agreement requires that Martek prepay outstanding loans upon the sale of assets, the incurrence of debt and issuance of equity.  In addition, the Credit Agreement requires Martek to repay outstanding loans annually in an amount up to 50% of its consolidated excess cash flow.

Martek is required to pay a fee of up to 0.50% on the unused portion of the Revolver and a letter of credit fee of up to 3.00% on the amount of letters of credit outstanding, each payable quarterly.  The rate of each fee is dependent upon the consolidated leverage ratio during each preceding fiscal quarter.  In addition, Martek is required to make quarterly installment payments on the Term Loan of $3,750,000.

The Credit Agreement contains customary covenants limiting Martek’s ability to, among other things, incur debt or liens, make certain investments and loans, enter into transactions with affiliates, undergo certain fundamental changes, dispose of assets, or change the nature of its business.  In addition, the Credit Agreement contains financial covenants requiring Martek to maintain a consolidated leverage ratio of not more than 2.5 to 1.0, a consolidated fixed charge ratio of not less than 1.40 to 1.0, and minimum consolidated EBITDA of at least $90 million for four consecutive fiscal quarters (provided that this covenant shall not be applicable for any period after October 31, 2010 unless Martek’s consolidated leverage ratio exceeds 1.0 to 1.0).  If Martek does not comply with the various covenants under the Credit Agreement and related agreements, the lenders may, subject to various customary cure rights, decline to provide additional advances under the Revolver, require the immediate payment of all amounts outstanding under the Term Loan and Revolver and foreclose on all collateral.  Martek has also agreed that in connection with M&T’s right to syndicate the credit facility it would permit changes to the pricing and structure of the credit facility in order to facilitate syndication.

Item 1.02.              Termination of a Material Definitive Agreement.

On January 21, 2010, in connection with the entry by Martek into the Credit Agreement, the Amended and Restated Loan and Security Agreement dated September 30, 2005 by and among Martek, the lender parties thereto, M&T, as administrative agent and sole book runner, Bank of America, NA, as syndication agent, and SunTrust Bank, as documentation agent (the “Original Agreement”), was terminated.  The material terms of the Original Agreement are described in Item 1 of the Company’s Current Report on Form 8-K filed by the Company on October 6, 2005, which description is incorporated by reference in this report.

Section 9 — Financial Statements and Exhibits

Item 9.01.              Financial Statements and Exhibits.

(d)                Exhibits

2.1           Agreement and Plan of Merger, dated January 21, 2010, among Martek Biosciences Corporation, Pearl, LLC, Charter Amerifit LLC, Charter Amerifit Holding Corporation, AB Merger Sub, Inc., Amerifit Brands, Inc. and AB SR LLC. *

10.1         Credit Agreement, dated to be effective as of January 21, 2010, by and between Martek Biosciences Corporation, Manufacturers and Traders Trust Company, and the lenders identified therein.

*              The registrant has omitted certain schedules and exhibits in accordance with Item 601(b)(2) of Regulation S-K. The registrant will furnish the omitted schedules and exhibits to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 26, 2010	MARTEK BIOSCIENCES CORPORATION

	By:	/s/ Peter L. Buzy
Peter L. Buzy
Chief Financial Officer, Treasurer and Executive
Vice President for Finance and Administration

Exhibit Index

Exhibit No.	Description
2.1

Agreement and Plan of Merger, dated January 21, 2010, among Martek Biosciences Corporation, Pearl, LLC, Charter Amerifit LLC, Charter Amerifit Holding Corporation, AB Merger Sub, Inc., Amerifit Brands, Inc. and AB SR LLC. *

10.1	Credit Agreement, dated to be effective as of January 21, 2010, by and between Martek Biosciences Corporation, Manufacturers and Traders Trust Company, and the lenders identified therein.

*              The registrant has omitted certain schedules and exhibits in accordance with Item 601(b)(2) of Regulation S-K.  The registrant will furnish the omitted schedules and exhibits to the Securities and Exchange Commission upon request.